SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – August 10, 2007

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Principal Officers.

Lockheed Martin Corporation today announced that Christopher E. Kubasik, 46, currently Executive Vice President and Chief Financial Officer, has been selected by the Board of Directors to lead its Electronic Systems Business Area, succeeding Robert B. Coutts, 57, who is retiring. Bruce L. Tanner, 48, has been selected to replace Mr. Kubasik as Executive Vice President and Chief Financial Officer. Both appointments will be effective September 1, 2007. A copy of the press release announcing these management changes is furnished as Exhibit 99.1 to this report.

Mr. Kubasik takes over leadership of one of Lockheed Martin’s four business areas. With approximately 37,000 employees located around the world, Lockheed Martin Electronic Systems is engaged in the design, development, integration and production of high-performance systems that ensure the mission readiness of armed forces and government agencies worldwide. The business area had sales of $10.5 billion in 2006.

As Chief Financial Officer, Mr. Tanner will be responsible for all aspects of the Corporation’s financial strategies, processes and operations. Mr. Tanner has progressed through a series of increasingly responsible positions in the Corporation’s finance organization over the past 25 years. Mr. Tanner has served as Vice President of Finance and Business Operations, since April 2006, for the Corporation’s Aeronautics business area (with 2006 sales of $12.2 billion), and previously served as Vice President of Finance for the Electronic Systems business area.

In connection with his planned retirement, the Corporation has entered into a Retirement Transition Agreement with Mr. Coutts to assure an orderly transition of management responsibilities. A copy of that agreement is filed as Exhibit 99.2 to this report and is incorporated herein by reference. Some of the key terms of the agreement with Mr. Coutts include:

•

Mr. Coutts will continue to serve as an Executive Vice President, reporting to the Corporation’s Chairman, President and Chief Executive Officer, Robert J. Stevens, and assist with transition and other matters until his retirement on April 1, 2008;

•

He will receive a cash payment, payable on October 1, 2008, equal to his current annual salary and an amount in respect of what would have been paid to him as a Management Incentive Compensation Plan (MICP) award for 2008;

•	He will receive an additional cash payment of $500,000 in April 2010 in respect of certain equity awards in which he will not vest as a result of his retirement;

•

In consideration of those payments, he has agreed to maintain the confidentiality of proprietary information obtained while an executive officer, cooperate with any investigations or litigation related to the Corporation, and not work for certain competing businesses or solicit employees for employment for an agreed period; and

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•

As a result of his continued employment through and retirement on April 1, 2008, he will vest under certain of his existing equity awards, will receive an MICP award for 2007, will be eligible for Long-Term Incentive Plan award payments for the 2005-2007 performance cycle (and pro-rated awards for the three-year performance cycles that commenced in 2006 and 2007), and earn pension and 401(k) plan benefits, each in accordance with existing plan terms.

Item 7.01.	Regulation FD Disclosure

Lockheed Martin also reaffirmed its financial outlook for 2007, which was originally issued as part of its second quarter earnings release dated July 24, 2007. The press release was filed previously as Exhibit 99 to the Corporation’s Form 8-K filed on July 24, 2007.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated August 10, 2007 announcing management changes

99.2	Retirement Transition Agreement, dated August 10, 2007, between the Corporation and Robert B. Coutts

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman
David A. Dedman
Vice President & Associate General Counsel

August 10, 2007

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